Aqua America, Inc.
2006 Analysts Day
April 20, 2006

Tip:	Thank you for joining us today. Thank you also to those of
you joining on the webcast. Nick DeBenedictis, Aqua
America’s Chairman and CEO is going to start off the
presentation with an overview of the company’s strategy
and an overview of the water industry. Following him,
David Smeltzer, CFO, will provide a brief review of the
company’s financials. Following the prepared remarks,
we’ll leave some time for Q&A. So bear with us since this
is being webcast. We ask you to wait for the microphone
before you ask a question. Before you leave today, please
feel free to take an Investor Pack at the back of the
room, includes some useful materials. And now, let me turn
the microphone over to Nick.

Nick:	Thank you very much Tip. That’s a great name for up here.
Tip O’Neill, huh? First of all, welcome, and thank
everyone for coming. I’d say we’ve helped Boston’s economy
today. We’ve met more people from outside of Boston that
came to the session. We thought we’d do this. We did one
like this in New York last year, because when we come
either Boston or New York, it’s hard to visit everyone in
the day or day and a half we use. So we thought we’d do
this as a luncheon and then do the FD requirements, so we
thought we’d webcast it in case there’s a question that’s
relevant so I don’t have to sidestep a question. I can
answer it direct. So thank you for your time. I know it’s
earning’s season. We’ll try and keep this as tight as we
can. I have a little laryngitis and rather than aggravate
you with my voice, I’m going to ask Dave to give most of
the presentation and then I’ll chip in maybe a little
along the way if there’s something new. I know a lot of
people know our story already – on something I think is
significant beyond the normal text. And then we’ll leave
it open for questions at the end. So Dave.

Dave:	Thanks Nick. Again, it’s a pleasure to be here in Boston
and hope to provide you guys, you folks, with some
insights on our company and the industry as well. And I
like to look at it that I do the play-by-play and Nick
provides the color. So that’s what we’ll try to do for you
today. So I’d like to jump right into it. This is our
forward-looking statement, expect that you’ll all memorize
that very carefully. And go right into an overview of the
water utility industry. And this is a little bit basic,
but I’ll summarize it for those of you that are new to the
sector, and I’ve met some new folks here today that are
just looking at us for the first time. But it is a very
highly fragmented sector, very few providers of scale.
There are 50,000 water systems in the country, so it’s
very bifurcated. It’s very inelastic(?) in terms of
demand. There is plenty of need to raise prices as water
systems are fixed, and we have never seen any impact to
any great extent, for sure, of those price increase.
Demand is generally unaffected by most things that you see
other companies affected by – inflation, recession and so
forth. It is, however, affected from time to time by the
weather patterns. So we do see that.

There are tremendous infrastructure concerns in water and
we’ll talk a little bit more about that. The key fact is
that the EPA has recommended, over the next 20 years, that
we need to spend, as a country about $500 billion in water
and waste water system improvements. So we certainly
anticipate spending our share of that and that’s certainly
going to be one of the driving forces behind our growth
over the foreseeable future.

Lastly, reliability has become very important. We’ve seen
blackouts that have raised attention of utility
reliability to regulators and so it’s become very
important for us. For us it’s generally a matter of power
to be able to serve our customers, so we’ve installed some
backup generators where necessary and done the things to
allow us to stay in service when many other customers are
not.

We are unique in that we’re the lone remaining monopoly
that’s regulated under the rate-based rate-of-return
methodology, a methodology that was implemented a long
time ago when there were a number of utilities that were
regulated by this rate-based rate-of-return methodology.
We really don’t see any dramatic changes coming to this
rate-based rate-of-return methodology that’s in place
today. We see rather tweaks around the edges. We see
things like infrastructure surcharge that we have in place
in states where we’re replacing a lot of pipe, some
pass-through mechanisms, perhaps, some incentive
mechanisms that incent companies like ours to buy small
troubled companies and fix them up. So we see little
things like that that the regulators are doing to get more
efficient, to provide us the incentive to do right things
from a public policy standpoint, but generally, the
underlying formula of regulation remains untouched from 50
years ago, a rate-based rate of return. And we’ll talk a
little bit more about that when we get to some of the
charts that show the capital that we’ve put into place.

It is the only utilities ingested. We think there’s
tremendous public health responsibilities related to that
and, frankly, it’s those public health responsibilities
that have caused this utility industry to grow up as
largely a municipal industry. It’s 86% owned by municipal
entities, started from a public health responsibility. A
lot of interesting stories we could tell you about how the
private utility sector started, but in the end it’s about
16% of the market, that’s where we operate in and we see
that growing over time as we’re able to acquire some of
these small municipal systems. There are high barriers to
entry in the sector. It’s very capital intensive. One has
to spend over $3 in capital in the water sector to
generate $1 of revenue, whereas in the electric and other
utility sectors it’s between a $1 and a $1.50, typically,
of capital that generates $1 of revenue. So not a lot of
new entrants. And again, not subject to rapid
technological change. Not a lot of things that we expect
will happen that will provide any dramatic change to the
overall demand that we see out there for our product.

Some interesting facts here generated by EPA, and in
general, pretty straightforward. There are too many water
systems, they’re too small and they’re too inefficient.
That 50,000 systems probably compares to a couple hundred
electric utilities of size. So there are way too many
water systems. As a result they’re too small. The average
system serving less than 1,000 connections, 3300 people,
but less than 1,000 connections. And as a result of that
number and the small size, they wind up being fairly
inefficient. So we believe by bringing these systems
together, we can generate the economies of scale, which
really add to the regulatory formula to make our strategy
work over a period of time.

This next slide is a look at the preconsolidation and the
consolidation as it relates to the publicly traded
companies. We talk about consolidation in the water sector
as it relates to the 50,000 systems – 46,000 of which are
very, very small – but it’s also been happening in the
publicly traded arena. Not too long ago there were 23
publicly traded water utilities and today, as we stand
here, there are 11. And actually, we could see that 11
moving in the next couple years. It could move down, as
some of these companies wind up merging amongst
themselves, selling out to other ownership structures. And
we know one example where it could move up if and when
American Water – a company that was once public and bought
out by RWE a few years ago – is now talking about
reengaging into the public markets and so we may see
something like that come up in the next couple years.

Nick:	Dave, can I just step in here for a second? Other than
probably a couple people here who’ve been following the
industry for over a decade, Deborah and some others, maybe
a perspective here. For the first 100 years of the water
industry it was pretty static. A little bit of growth
through suburbanization, growth around the suburbs, the
cities and so on. You can see some of the names of those
towns – Indianapolis, Pennichuck, which is Nashua and New
Hampshire, places like that. Good growth, nice little
company, most the times it was – in many cases they were
privately owned. The were great generating skipping
trusts. And then when the EPA came along, all of a sudden
a lot of capitalization needed, families got diluted and
the public interest took over. Some decided they were
going to try and stay small. Others decided they wanted to
get bigger – ourselves, American and so on. And the first
wave of change in the industry started in the late ‘80s,
early ‘90s, of mergers among ourselves.

Then the electrics deregulated and when the electrics deregulated, many of them sold their power plants, had cash around and some of them decided the water business would be an easy place to make quick money and everyone that got in has already been out, probably a five to six year cycle. Enron was the most – the best Harvard case study – 19 months start to finish, a lot of fanfare and not much beef. Where’s the beef? Probably the worst example of financial problems, other than that, was Ducane which got into it with a small systems strategy and we ended up, after they had numerous write-offs, buying their systems — we’re fixing them now and that’s part of our story here – but buying it well below what they paid for them, even below what’s called rate-base, which is what it’s regulated at in the States. All the electrics have been in and out.

Then the Europeans, the French, started invested early. I believe it was – and we had a large French firm, Vivendi, now called Veolia which had a big interest in us. I believe they were trying to – they were worried about nationalization in France, had a lot of money, knew the water business and bought a little stock in a lot of American companies, not many buy(?), liked a couple of them and bought more in those, us being one of them. And then what happened is the English and then the Germans, after deregulation, decided they had to be in the US, so they couldn’t be players. I don’t know if part of it was as an idea that now that there was deregulated power they could use the water and the power and the trading and everything else. I think that might have been RWE’s initial strategy. TEMs original strategy was to take on the Vivendi and Suez – make it a threesome versus a duopoly in worldwide water services. And that, of course, has now been reversed. But a couple small ones – Kelda(?), Newon(?), which was a Dutch company that we never heard from after the announcement, and they’re all – Newon is selling, Kelda is selling. American RWE has announced that they are selling. Originally private equity was their preference, now IPO is their preference. We’ll see how it all ends up. And United is still under direct ownership of the French government.

Now the latest wave to come into the business – I personally think it’s going to be short-lived – is private equity. And my problem with that is the model doesn’t work in the regulated model and if it does work, we have huge upside potential because it’s double leverage and consolidated tax taking advantage of that, which we don’t think we’re allowed to, but if we are allowed to, that would give us a huge upside potential. If any of you are interested – I don’t want to take the time today – I’ll send you a paper I’ve done for the commissioners’ edit and now their money is as green as anybody else’s and they’re professionals, so I’m not defaming any of these firms, it’s just whether the financial engineering is being used, fits the US-US monopoly-regulated model. And if it does, then it’s going to be very beneficial for those of us who are in it now.

So I think what you see is probably two dozen, down to less than a dozen now. If you take all those other 10 and put them together, they’re not our size. And really, American is the only other large one. If they go back on the public market, we’ll be two multi-state reasonably well capitalized businesses. I mean when you compared us to the electrics, we’re all still very small. So it’s a small business. But clearly, two firms which would not      . The 20% sector that Dave mentioned. So that puts it in perspective and I think the unstable period, after the one or two changes that still have to be done – the Kelda deal and the American deciding what they’re going – I think we’re going to start seeing a lot more stability in our industry here.

Dave:	Thanks Nick. The next slide talks about the demographics of
our country as it relates to water systems and you can see the red box around the small, medium and large systems. That tends to be where we operate most of the time in terms of
acquisitions. We focus almost – a largest part of our business on the very small systems. You can see 47,000 small systems
under 1,000 customers or 3300 people. But from time to time we get a medium or a large system as well as part of our growth strategy. The 1,000 large systems, over 50,000 people, you can see, they represent about a third of our population, almost a fourth – they tend to be the larger cities, don’t come up for sale very often. We have acquired one of that size over the
last 10 years, but we do expect that as drinking water
regulations change, as investments need to be making some of those systems, they will begin to think about opportunities to have someone else provide that capital and there could be an opportunity there in the future.

There are a number of advantages to consolidation and I think that’s important. We really don’t look at this as rollup at
all. We look at it as opportunities to invest capital and earn a regulated return. But while we’re making those opportunities to invest capital and acquiring new customers, we’re also
achieving economies of scale that add to the formula. When we look at the small systems around — we see a lot of them and
we acquire a lot of them – we look at a cost per customer to run those systems, it’s fairly high. And particularly where we have larger scale systems. We can integrate those systems into ours and achieve a much lower cost per customer to operate. So we see tremendous economies of scale where those opportunities present themselves. We also see increased reliability in the water supply, more professional company, greater systems,
greater communications with the customers, greater
communications among our water properties. At the same time, we’ve got access to capital, we’ve got capital planning, we’ve got water professionals that you couldn’t afford to hire if
you ran a very, very small system. So we can plan things, we can analyze new drinking water requirements, we can do pilot programs at some of our systems to see which treatment
processes work right and do a lot of the things that add to
the future economies of our company and scale of our process that you couldn’t do if you had smaller companies, smaller
resources.

From a corporate standpoint, Aqua America today is the largest publicly traded company. Nick was right, if you add up the
market cap of the next 10, it would not equal our market cap today. We do believe it’s a unique growth story, one which we really haven’t seen replicated in our sector, which is another interesting story — having done more than 175 acquisitions
and growth ventures in the last 10 years. One of the reasons why we haven’t seen this replicated is because it takes a lot of work. An acquisition can take 12 to 18 months from start to finish. It takes a lot of stick-to-itiveness to make that
happen and jump through a lot of hoops with regulators and
sometimes city councils and so we have a mechanism in place
now with probably 8 or 10 people spread throughout the company that spend their time doing this, and understand how the
process works, understand what our metrics are and take the
time to bring these deals to fruition over their long, long
tie. So we have a good pipeline and we expect to continue to do that.

From a financial standpoint, we have a credit rating at our
largest subsidiary, Aqua Pennsylvania, A+ for corporate, AA-
for senior secured. And that’s very important to us. That
keeps our cost of capital low and it’s important toward the
commissions that regulate us, that we can continue to keep our cost to capital low because as part of the rate-making
formula, interest expense is really passed through to the
customers and they tend to pay that pretty much dollar for
dollar. So we’re proud of that. We try to hang onto that and then the regulators like to see that as well. I’ll show you
some of the numbers from a long-term earnings and dividend
perspective.

But the last thing that I think is important about our company is our strong regulatory relations. When you look at the
states that we’re in and have entered in the last few years, we’re always concerned about entering a new state and how will we be perceived. But we’ve been very fortunate in that. Those states do their homework, they find out we’re solid public
citizens, we do what we say we’re going to do and we tend to be welcomed into those new states, and in several instances
have received fairly favorable regulatory treatment in the new states that you might not expect for a new player. So we’re
proud of that. We work very hard on that. Nick spends a lot of his time on the road just talking to regulators, telling them what we need, telling them what’s happened in the industry and making sure they’re on top of what we’re doing.

Nick:	One aspect there I wanted to note because it tells our story of the last year and then where we’re going over the next two.
To build confidence with the regulators, there’s two
regulators, environmental regulators and economic regulators, price regulators. In order to get even in the door to the
price regulators and ask for returns, you have to satisfy all the customer service and the environmental. So the problem
that Ducane has is they kept buying new properties, but not
fixing the old ones. And before we decided we were going to
try and consolidate, put it all in the rates, try and get our fair return, we made the decision early on that we would put a good strong management team in there and improve the customer service systems, which have been done, and put a lot of
capital in. So we probably put, probably three times what
Ducane was spending annually over the last two years. Now
we’re starting to go in for rate cases and they’re fairly
large rate cases, not what we’re used to in the Northeast, 8,
10%, because a lot of work had to be done and nobody had ever gone in for rates before. So percentage-wise they’re large.
And that’s part of our story you’ll see with the revenue
growth going forward is we’re now going to be able to earn on what we’ve already invested. But to reinforce Dave’s point,
had we not done that, put best foot forward, we wouldn’t even have a chance of getting the earnings later. Because they want to know that you’re willing to invest before they tell you
here’s the money for it.

Dave:	This is a look at the map and where we are today. You can see we’re in 13 states, having done those 175 acquisitions in the last 10 years we’ve grown from a Southeast Pennsylvania
company to operating in these states. The first big deal was
Consumer’s, which really took us into a Ohio, Illinois, Maine and New Jersey. That was our first step out of Pennsylvania.
2000 we entered North Carolina with a small company. In 2003 we got in there slightly bigger way with the North Carolina
properties from AquaSource, which got us into eight new states and those primary states were Florida, Texas, Indiana, North
Carolina, Virginia. Another of others, that’s really where the bulk of the customers were. And that’s turned out very well.
That’s a property that we were able to acquire, substantially below book value as we try to acquire many of our properties below book value. And as Nick said, as we fix the properties, as we conclude the first round of improvements and go in for rate cases, we see the opportunity for that to provide some
fairly good returns. And we’ll expect to see some of that
kicking in later this year, and I’ll show you some of the
rates that are on file and that we expect to file.

2005 we entered an interesting business called the septage hauling and I actually have a slide and we’ll talk a little bit about that as an adjunct to our waste water business.

Nick:	We reinforced the Florida Water, because that’s a good macro, what Dave talked about earlier. Florida Water was a leads(?)
property, an electric company who wanted to get out of the
state. We ended up paying $13 million for 16,000 customers –
that’s a pretty good price – and the rate base that the
commission has said is allowable is 15. So we bought it, less the rate-base because they wanted to exit and we were willing to take it on. Now, in Florida, you can buy the property and get it approved after the fact, so they just approved it this last month, I guess it was, first quarter. So although we paid them the money a year ago, therefore, they had the use of our money, they’ve given us the rebate for the difference now. We just got a $1.6 million check, but in the meantime we’ve been putting capital into these systems, probably $7-8 million
capital. So I would venture to say that these 16,000 customers over the last four quarters, five quarters, have heard zilch, if at all, let alone the capital cost to carry the work we’re doing.

Now that we’ve been approved, we’re going to consolidate all these 63 companies that they had into a smaller number,
probably county by county and then go in for a uniform rate
base per county. Probably take six months to a year. But just as an example, using the $15 million rate base – let’s us that as it’s probably easier – half of it being equity and earning a reasonable 10% on that equity, which is the low end of the range, that would be $750,000 net income, grossed up for
taxes. Currently we’re earning zero. So without further
expenditures, that’s how the AquaSource will start flowing in.
Then after that, it’s whatever we add, or how much it grows, we’d add to earnings.

So you’re going to see a number of those type in AquaSource where we finally have now the regulatory wherewithal to go ahead. The biggest example being Texas, which was done last year and Texas turned from probably our most profitable state from our least profitable in one year, after we got the rates.

Dave: I’d like to move into a discussion of our strategy and our strategy really is twofold from a growth perspective. It’s acquiring companies, regulated water and waste water systems to grow that base. And that works very well in conjunction with our capital spending program. If we just tried to grow with capital spending, we’d be somewhat limited in our ability to grow and it would all be necessary to file rate cases in order to provide that growth. But it’s a nice complement to have the acquisition program on top of that as we bring in new customers, we make those investments, they come with revenue, they come with earning potential, if not earning right away and it’s a nice complement that has allowed us to reach the earnings that we’ve experienced over the recent years. We take those two key focal points and combine it with our drive to manage expenses and drive productivity, either view economies of scale, as we grow, or via converting expenses to capital, which is very important to us. And I’ll just give you one example there.

We used to read meters manually and we’ve recently introduced electronic radio read system into our company. And if it costs us a dollar to read manually, and $7 of capital in place to read electronically, they’re about equal from a standpoint of the revenue that they require generated in a rate case — $7 in capital probably generates $1 of revenue and $1 of expense will generate $1 of revenue. Bur, having said that, when you had $1 of revenue and $1 expense, there was no income associated with the meter reading process. But now that we have $1 of revenue and no expenses, some of that $1 obviously goes towards interest expense for the half that’s covered by interest expense, but the other $1 now goes to income. So we’re able to generate income simply by being more efficient and operating the company in the most appropriate way.

Let’s take a look at our revenue growth. Our revenue growth has been twofold, as I mentioned. Units from a standpoint of new customers and price from a standpoint of returns on our capital. One of the pleasant surprises we’ve seen in the last year is the Southern operations, organic growth in the 5 to 8% range. We’re been looking at our customer growth for a long time and I don’t remember a year, until 2005, actually, where our organic customer growth exceeded our acquisition customer growth. And really, that’s why we got into the South. We knew that to grow in the North would require acquisitions. There aren’t a lot of people moving to the north, but on the other hand, there’s tremendous movement of the Southern states, particularly North Carolina, Florida, Texas and we’re now there. We’re the provider of choice and we see tremendous opportunities to grow via that organic growth.

This is a look at our operating revenue over the last 10 years. You can see compound growth about 10% over that period of time, a little bit more than our 7% target that we often have discussed. And that really, you can see, is because the revenue growth has been a little bit faster in the last couple years because of some larger acquisitions, including AquaSource in 2003, Heater and Florida Water in 2004. So they have contributed to allow us to exceed that target over that period, but that’s not our year-in-year-out target. It tends to be a little bit closer to 7%.

From a customer growth perspective, we’ve also talked about 4% in terms of our year-in-year-out customer growth. You can see over the last 10 years that’s been about 13% on a compound basis, again, strengthened by some of the larger deals that I’ve mentioned before.

Talk a little bit about the acquisition arena as it exists today. Of those 50,000 water systems we talk about, there are about 22,000 of them in the 13 states in which we operate today. So we see tremendous opportunity to continue to acquire water and waste water systems. And I’ll get to waste water in the next slide. The other thing that’s happening, and we’ve touched on a little bit before, is that the drinking water regulations continue to become more stringent, year-in-year-out. New maximum contaminant levels are identified and new contaminants are recognized. And so as those things happen, it becomes more complicated to handle a water system and improvements are often needed to the treatment facilities to handle those changes. And while we tend to be ahead of the regulations and actually working with the policymakers on those regulations, there are many, many systems, particularly the smaller ones, that don’t have that benefit and are sometimes caught off guard when the new regulations are issued. And when that happens, and when capital infusion is required into a small system that the owner or perhaps a municipality is not intending, or is not financially capable of providing, that, in and of itself can provide a catalyst to move towards privatization or a sale to a company like ours. So we see that as a tremendous opportunity to help inspire companies towards considering sale in the foreseeable future.

In the waste water side, if you go back, and not too many years, we had no waste water operations. We actually go into it in a small way, about five years ago in Pennsylvania. It grew to a slightly larger amount when we acquired the Consumer’s Water Company and I remember at one time talking about maybe 5% waste water revenue one day. But when we acquired AquaSource in 2003, we got into the waste water business in a much larger way and it was nearly 10% of our revenue in 2005. It’s an interesting business. It is nearly as bifurcated as the water utility sector, so we see a tremendous opportunity for growth. And one of the keys here is that the waste water systems are 98% municipal and that a bulk of the investment that was put into waste water systems when they were originated, and not too long ago, came from the Federal Government subsidies and grants. We don’t see those programs in place today and as we enter periods wherein those systems and plants will need to be rehabilitated, upgraded to meet new requirements, we’re not sure where the money is going to come from. So unless municipalities decide that it’s time to raise rates, borrow the money and deal with these issues — which is also a very difficult decision for somebody that’s getting elected in a couple of years – then we see, again, further opportunities in waste water moving into the private sector and opportunities for us.

I mentioned septage hauling a little while ago. This is a new growth opportunity for us. It is essentially the waste water, but instead of having pipes in place, we use trucks. So people that capture their waste water at their premises, we now have a very small business that goes and retrieves that waste water and delivers it to the waste water treatment plant. It’s unregulated, but it’s very much like what we’re used to in terms of capturing and treating waste water. And we believe that we’re in a very unique position to achieve a key economy of scale in this business. Many of the providers that are out there now are small Mom and Pop companies with a couple of trucks. And they’re held captive by the local, municipal waste water plant, who they need desperately to discharge what they pick up. And as a waste water operator, with waste water treatment plants, we believe that that connection and the ability to use our facilities for that discharge, really puts us in a key position to take advantage of that economy of scale. And it’s very small now. I think we have $1.2 million of revenue in 2005, so it pales in comparison to the $500 million, but we see opportunities to grow this business in the future in a way that we think could be very profitable and helpful to our growth.

Nick: Dave, can I just take a minute here because a couple things we’ve just mentioned are new. They’re all water related, or waste water related, just as we started by putting our toe in the water with the waste water, now really see this as a great benefit program that we can grow, especially without Federal grants. ’72 is when the Federal Government passed a law and put $50 billion into the system. That’s the last time all that investment was made in most of these cities, so as you can see, it’s 30, 40 years old.

On an earlier slide we showed something called Basin Water. We’ve made an investment in this company that does reverse osmosis for arsenic nitrates and so on because we think there’s going to be a need for rehabbing old wells, that some people are abandoning now because they’ve become contaminated with one of the EPA contaminates. But eventually, that water is going to be needed and we’ve made – just like any investor – we’ve invested in this company and we anticipate – they plan to go public – when they do, you’ll get more information about it. But more importantly for me, we want to work with them in the states we’re in, especially the ag(?) states like Illinois and Pennsylvania. But we think their product works, and we would get into a mechanism where we would buy it, put it on the well and then charge an unregulated fee to the city or the company that wants to use the water again after it being abandoned.

Second is the little company called Home Services – it’s not little, it’s pretty big in Great Britain, but they’re just starting here. This is a water line, sewer line services business, so that if you have a break in your water line between your house and the curb, you owe – you have to fix it — and whether it’s a city or a private company. We started it very small in our company. The uptake was phenomenal — I couldn’t believe it – at 12%, I think, of our customers pay $59 a year for the service. We do nothing. It’s all contracted out. We get a commission from the Home Services. They do everything. They hire the plumbers, they have the call center and so on. And we’ve now expanded that to two other states and the uptake is about the same, so I think we’ll be a quarter million this year, right to the bottom-line because there’s no costs associated with it.

The third is this septage hauling. I’ve always been pushing – I was the one who got us in the waste water because the old days the water industry didn’t like waste water. It was like a clean water, it’s dirty water. And now that that’s worked, you’re seeing all these private water companies like ourselves getting into waste water. This is a business that I just thought was a natural complement once you got into waste water. It’s not a sexy business. We affectionately call them honey dippers, rather than septage haulers. But the bottom-line is, it’s a truck business and the person who has the disposal is the important one and that’s what we’re in. We’re in the waste water business, we have our own plant. So we tiptoed again – a lot of Mom and Pops — no big companies in this at all. And we bought a small company for, I think it was about eight-tenths of revenues, 80% of revenues. Revenues were $700,000 the first year. We built that to $1.2 million without much advertising or anything else, just the fact that the trucks say Aqua. And now we’re talking to three or four other ones right in the Southeast Pennsylvania area. And I think by the end of the year, we’ll be able to say we’re in this business for real, at least in Pennsylvania, and then try and replicate that in our other areas. It’s unregulated, but it’s in directly in line with the businesses we’re in, however, it is regulated by the environmental regulators, which is the real driver and I think you’re going to see tighter and tighter rules on septage systems, the repairs and maintenance as we go ahead. And we think we wanted to get a foothold. We wanted to make sure we could do it. If it wasn’t – half a million investment wasn’t the end of the world, but it’s actually throwing off – what, 28% margin?

Dave:	Right.

Nick:	So it’s a high margin business.

Dave:	Yeah, Nick’s exactly right. When I started in this business 20 years ago, you wouldn’t mention water and waste water in the same sentence. So times have changed.

So why does this strategy work? Well, first of all, we don’t acquire just to acquire. We acquire to make an appropriate
investment, serve customers appropriately and we’re
disciplined. We only do deals that work, we only pay
reasonable amounts. So when you see a big deal out there that someone else got, we may have been interested in it, but it
wasn’t at the price that made sense for us. We think we
understand the regulatory climate and we work very hard at is, as I mentioned before. We’ve got tremendous experience having integrated all those transactions over the last years. We know how to do it and we understand the process and how that works.

The low cost to capital is helpful. We’ve brought down our
cost to capital every year for the last five years, have
brought it under 6% as of 12/31/05. And that’s largely due to access to low interest borrowing programs at the states. And they’ve been very, very helpful and when you’re building a
water product, a water plant or another water project that’s going to serve a community, the state looks pretty favorably upon them in terms of providing access to the low interest
borrowing programs.

So the next thing I’d like to talk a little bit about is earnings. And of course, the bottom-line for us is the return on rate-base business. It’s still that old regulated model and investing really is key to the growth. And we look at it from a standpoint of trying to maximize our returns as best we can...and utilizing whatever the commissions will provide in terms of regulatory mechanisms to allow that to happen. Some of those things include the distribution system improvement charge, that we’ve cited there as an example, that really has extracted a large chunk of our capital budget from the typical regulatory lag and provided a surcharge to recover those costs. Now in Pennsylvania where we have our largest example of that, we capped out at our disk at 5% last year. So we don’t see any of those benefits early on this year, but nonetheless, it’s been a tremendous program. There are other regulatory mechanisms. I mentioned before, acquisition incentives and the like that have all come to play a large part in our growth program.

From a capital expenditure standpoint, we anticipate over $250 million to invest this year, about four times depreciation. So now you can see why we’re negative cash, but at the same time, why we’re growing the company and do anticipate in the range of a billion dollars over the next five years or so. And I’ll show you some charts that will indicate how the capital has grown over the last few years and where we stand from a rate-base perspective. This is our five-year look at capital expenditures, growing a rate of 16% a year and topping out where we are this year at $255 million. But more importantly, if we translate that into our invested capital, or from a regulatory perspective, our rate-base, the base on which we earn a regulated return, you can see that’s grown by about 12% compound. So when you look at the formula and you look later on at our net income slide and see that we’ve grown net income at 10 or 11% per year, this is the underlying, fundamental reason that we’ve been able to do that because we’re growing the amount of investment that we have in utility capital at a consistent basis.

This is the model that we use. It’s fairly straightforward, but it works like this. Again, it’s a regulated return on equity. So if we bill the water plant that costs $50, we’ll finance $25 of it with debt, $25 with equity. The interest on the debt will be recovered in rates on a dollar-for-dollar basis. So there’s no income associated with that. But to finance the other $25 with equity, we’ll go into the market and sell one share of stock. And if we sell that one share of stock for $25 and achieve that 10% after-tax regulated rate of return – and by the way, 10% is about the minimum. We see a number of states that are a little bit higher than that. Then that one share will earn $2.50. And obviously, when we merge those shares, used to support the growth of the company, in with the shares that are earning $0.71 per share in 2005, you can see whereby the growth via capital, the growth via acquisition, to the extent that it’s supported by equity, is accretive to the company.

And this is a look at how that has worked over the last 10 years. You can see the compound growth rate in earnings per share has been about 11% over that period of time. And interestingly, as you dissect these numbers, if you were to go back to ’98 and extract the gain on the sale of the water system that was old in New Hampshire, and add back to ’99 the transition costs associated with the Consumer’s merger that occurred during that period, you would see a fairly straight line as it relates to the growth in earnings of the company over this period.

From a dividend perspective, we’re two-thirds retail. Our retail shareholders love the dividend. We’ve targeted our payout ratio at the 55 to 60% range sometime ago and we’ve now achieved that range. We continue to increase the dividend each year. We increased it nearly 10% in December 2005, as a result of our confidence in the business and the payout ratio having been achieved. And again, this is an important factor for our retail shareholders and we hope that we’ll be in a position to continue to increase the dividend for the foreseeable future.

Talk a little bit about 2005 and then where we are in 2006. This is old news already. It’s April, but 2005 our revenues were up 12%, net income 14. Earnings up 11%, interestingly, with the two cents gain in that 64 of 2004 from a systems sale. So you can see on a fundamental basis, actually a little bit higher than that as it relates to the operating earnings. So 2005 was a fine year. Interestingly, 2005 was an odd year in that a bulk of the growth came in the first half of 2005. Many of you that watched the company saw 20% earnings growth in the first half of the year and some tail off in the second half that resulted in the 11% growth. So 2005 was front-load a little bit as it relates to some major 2004 acquisitions and some major 2004 rate cases. And we’re going to see a similar phenomenon with 2006, that I’ll get to in one moment.

But just for starters for 2006, just to give you a few highlights – we’ve completed seven acquisitions through Q1, so we think we’re on pace to meet or beat last year’s record of 30 acquisitions. But perhaps more interesting than that, we’ve done 38 developer system deals, primarily in the South, whereby we’ve agreed to be the provider of water or waste water with a new development that’s going in somewhere in the South. And what makes this interesting to me is some of these developments will eventually have build-out of thousand and thousands of customers. So not only do we have our foot in the door initially, to be the provider of choice, but we have tremendous opportunities for future organic growth to supplement that which we’re already receiving in the South to continue to drive that growth from the South.

As Nick mentioned, we have finalized the purchase price in Florida Water, got a little money back. We held onto our arrangement of buying that below the rate base, so that was a nice transaction and once we get rates in place, it will actually earn some money. So that will be a good thing.

Earnings expectations for 2006, we have some regulatory lag for 2006. It’s actually looking kind of the opposite to 2005. 2005 all our growth was in the first half of the year and it sure looks like 2006, our growth will be in the second half of the year for similar reasons. We have a number of issues that are contributing to that regulatory lag in the first half of the year, not the least of which are interest and depreciation on major capital and advance of getting the rates in place to recover that. I mentioned earlier the maximization of our surcharge in Pennsylvania and no more room there. And we’ve had some recent expense increases, not unlike many other industries are seeing, in healthcare, pension arena, power and chemicals, driven largely from the rise in gasoline prices, and of course, options expense is about 800-some thousand dollars per quarter, effecting us for the first time in the first quarter of 2006. So a bunch of new things that have combined to create that regulatory lag in the first half of the year.

So although the capital is certainly in place, and we anticipate continued growth in that capital will drive the long-term earnings, it’s certainly not going to help us that much for the first half of the year, and we actually expect earnings to be down in the first half, the first two quarters, from the 2005 levels, slightly more so in Q1 than Q2. Again, much like 2005, we expect the year to be split in half and the back half of the year to see the growth. And to a large extent, if the weather is reasonably satisfactory in 2006, and discounting options expense, which is a one-time addition that we’re really unable to overcome from a standpoint of demonstrating our earnings growth, we could certainly finish the year consistent with our long-term earnings objectives. And that will be our goal.

On that mark, and on the next slide I have more details, we’ve got $53 million in pending rate requests in place today. And another 18 cases we expect to file in this year for another $14 million. So you can see the regulatory lag will soon come to an end as these cases begin to come to fruition. And just to take a quick look at that, the largest case, you can see, is the Pennsylvania, on file for $38 million. We’re actually pretty far along in settlement discussions and we hope that this case will settle, which gives us a degree of certainty to the outcome, gives us a little bit improvement in the timing. A fully litigated case may not come to fruition in Pennsylvania, for example, until mid to late August, whereas a settlement could come in in June at the earliest, perhaps July. So we see some benefits to that. Another of other cases, as you can see, on file.

Down at the bottom you can see the major cases that we expect to file and, again, picking up on Nick’s comments earlier, Florida is going to be a very important filing for us to turn that Florida Water property into a contributor. Filings in Indiana, a couple of cases, $6 million that are as important, as well as filing cases in Florida, to again, improve the operations in Florida. So that’s where we are in 2006 and some of the expectations.

Nick:	Let me just talk a little bit about some of these rate cases because last year in Illinois we fixed up a couple small
systems. We were awarded a Woodhaven 55% rate increase.
Another one was Oakrun(?) which was 52%. A small one in
Indiana that we fixed up. It was a waste water plant. We got
120% rate increase These are phenomenal numbers, but we’re
entitled to it. We’re not over earning, and we fixed it. So I mean what I’m saying here is, the regulators are respecting
the compact which is, if you do what you’re supposed to do –
now a lot of times these rates are that kind of increase
because the rates are so low. In Florida they hadn’t raised
rates since 1991, so there’s a lot of catch up. And the total dollars being paid are no more than anybody’s paying anywhere else in the country, it’s just that the rate increase is so
much. But I mention that because the regulators have lived up to the compact. If you do the right thing, we’ll do what
you’re entitled to get, basically, no more, but what you’re
entitled to get.

Pennsylvania case has gone very well and I think we’ve picked up a lot of small troubled systems, fixed them, I think the
consumer advocate and everyone else is appreciative of us
being the go-to company in Pennsylvania. And the Utilities
Center – that’s one we mentioned in our K each time. This is the one in Fort Wayne, Indiana where the mayor and someone
council still are thinking of condemnation. We’ve been
opposing it and we’ve had a couple recent rollings, which we think are favorable. We’ve fixed everything. There’s no more service problems. The IDM(?) has released us – IDM is the
environment agency has released us from all our consent
decrees and the commission has taken the former AquaSource
order away, saying that they weren’t providing good service.
So everything that was the basis of the condemnation is now
gone. And an Appeals Court ruled in our favor. The city took it to the Supreme Court – we argued there two weeks ago and
just from the tone of what I’ve heard, I’m optimistic that
we’ll be treated fairly in Indiana. At which point, then we’ll go in for the rate filing.

Dave mentioned we think we’ll hit our goals. I’m very
comfortable with that. Our goals are 4-7-10-5 — 4% customer
service, 7% revenue, 10% earnings growth, net income growth
and 5% dividend growth. On the front-end, with the new growth we’re seeing in the South, even though we’re seeing housing
going back to a more normalized level around the country – it was at breakneck speed last year and the end of ’04 – we’re
still seeing good organic growth. On top of that, you’re
seeing we already had eight acquisitions. We’re talking to one
— for us, one of the ones at the bottom Dave showed you, one of the thousand systems that have over 50,000 people, we have one we’re talking to. There’s two cities we’ve already
announced – Campbell, Ohio and Nantino, Illinois – which are
3,500 customers, so it’d be about 10,000 people each. So you can see we only need for 4%, we only need about 35,000
customers. I’m very confident we’ll show well on that.

On the revenue side, I think we’ll do – with these rate cases at the end of the year, we’ll probably, once again, beat 7%.
On the other hand, it won’t be quarter to quarter because the first quarter, as Dave mentioned, we have no rate cases
helping us. So the only thing you have helping you on revenue side is the acquisitions we did last year, which were about
3.5%. The second quarter will look better, third quarter will look very good, fourth quarter will look even better. And I
think when you look at the whole year, you’ll see the blend.

The only thing that’s hurting us in this first quarter, gas
prices last year – we have a lot of trucks – gas prices this time last year were $1.50, they’re now closing in on $3.00.
That will make up, when we get our rate cases, but that won’t be ‘til, as Dave mentioned, June, July or August. And we have gotten a handle on our healthcare and pension. And the only
way we could do it was asking our employees to pay more into the fund. We have a company-wide, country-wide plan now that we got a break on this year, and on our pension, all new
employees receive no defined benefit, which is now capped the defined benefit plan so that the phenomenal growth you hear
about with GM and Ford with the unfunded liability, we’ve now
capped      to look at. They’ve changed the accounting rules
again, so we’re going to have to show that on all the books
and so on, but comfortable we’re getting a handle on it. On
the other hand, because interest rates went, believe it or
not, down, the discount rate went down, the unfunded liability goes up and, therefore, that has to show on the books. And
there’s a big comparison between Q1, Q2 of last year and this year.

But I’m very comfortable. If you look at the bottom-line, that linear line, and subtract the two to three cents in option costs, which is non cash, that we’ll be right in line with that going forward and we see the same thing in ’07.

Dave: Just a couple slides to wrap it up. The kinds of things we do work on to mitigate earnings risk. Obviously, from a standpoint of geographic diversification, we’ve done that as to mitigate both the weather in a region and the regulatory risk in a region. So being in 13 states helps that out. We do file rate allowances when necessary. We do have a lull and a backlog that’s coming to fruition in 2006, that you’ve heard about. Increasing interest rates can be a risk. It’s obviously hampered our regulatory lag in the first half of this year, but we see it as an opportunity for regulators to consider higher ROEs as well. And with the surcharges that we have in place for the long term, we believe that we’re able to mitigate much of that interest rate risk as it relates to our capital investment program. Acquisitions are always in place. We’re doing a number of deals each month and they make a contribution immediately, typically, and help to move earnings forward.

And condemnation is an interesting topic. We’ve seen it happen at some of the larger companies – Pennichuck Water, for example has been fighting condemnation by the City of Nashua. We’ve seen it a couple of time. Nick mentioned Fort Wayne. We’ve seen it some small systems in Ohio and actually, from our standpoint, those systems were under earning, they were fairly small and it was nice to get out with a premium, make a couple dollars and deploy that somewhere else. So that’s actually worked for us. But to a large extent, our big systems are interconnected, they cover multiple municipalities and we really don’t see condemnation as an issue for those systems.

Just to wrap up with a couple of charts. This is a look at our 5, 10 and 20 years returns, both annualized and total returns. So you can see it’s fairly consistent performance in the stock. And this is a look at how our performance over the 5-year period and a 10-year period compares to some of the most widely traded stocks on the exchange. So you can see we’re in pretty good company there as it relates to our returns compared to some pretty nice companies.

So where are we? We believe our strategy is in tact. The capital is there, the acquisition pipeline is full. We’re going to continue to move forward. We’re going to focus on earnings growth in the regulated model. We’re going to continue to focus on the asset ownership model from the standpoint of the water and waste water systems. And we’re going to do everything we can to continue our reputation as predictable, credible company and work with you all, work with our shareholders, work with the regulators and all those that are impacted by our business.

So in the end, we see it as a great value. We deliver 200 gallons of our product to your house every day for little over a dollar. And at the same time, you can spend a dollar for this and you have to get it yourself and deal with it. So we think it is a tremendous value. We think as prices need to go up, there’s little opposition to that because it’s necessary and it’s an important and valued resource that they provide. And we do consider ourselves an environmental company. This is a look at our Springton Reservoir. Watershed protection starts at the reservoir and we do what we can to make sure that that water that’s headed to the treatment plant is in as good as shape as it possibly can be and really do consider ourselves a green company.

So that’s it for today and we’d be happy to entertain any questions that you have.

Q:	I’ll start things off. Nick, just as you said it was new and obviously you haven’t – you spent a couple years not really saying you weren’t extremely excited about the prospects in waste water, but now clearly, things have changed a little bit anyway. What has changed your mind over time and how big a contributor do you think that segment of the business can be?
Nick:	Well, getting into it and knowing you can do it was the big issue. New disciplines. We hired some new people with different disciplines. And the fact that I don’t see any Federal bailout of the big cities, which means they’re going to have to spend the money and raise rates and do it the old-fashioned way. And the fact that when we got into the South, I realized you can’t do new developments with just water. You have to have water and waste water.
Now most of those are small package plants, spray fields, so they’re all unique and bring with it a good return because you’re allowed to get all that capital back because you can’t build the house unless you have the proper waste water. And the septage has always been something I’ve been looking at, but like anything else, I always say that the hurdle rate is 20% after taxes, because that’s what we are, 18% after taxes, what we earn on the regulated side. And this is one that they brought and it actually does it and that’s without any economy of scale yet.
Q:	Do you hope that it could be $100 million business or do you have a set...
Nick:	You mean the _____ water?
Q	Yeah, like within five years...
Nick:	Well, I’d be speculating, but I think it could be a quarter or our business. We were starting slow. It’s really galloping now and – but, if the Federal Government comes out with a $30 billion loan program, it’ll shut it down immediately.
Q:	Going back quite aways, maybe 10 years or so ago, it seemed like a portion of your strategy in acquiring interesting companies was acquiring watershed and companies that had excess watershed where you could sell off excess land and realize some profits there. That hasn’t been mentioned at all today and I’m wondering if you could just talk about that?
Nick:	We have been doing that for 10 years and probably have another, probably $15-20 million left of land and we don’t do it as a business. We do it when it’s the right time or when you have all the environmental approvals and so on.
This year we have a little bit of watershed around the Ohio Lake, Evans Lake, we’re going to be selling and when we sell it, we get a water line and a waste water line to the new development and we pick up customers. And that’s what we really try and do. We don’t – we’re trying to do it with tasteful development so you don’t hurt the watershed, and make sure that we get the water and sewer. But we have quite a bit of land left in Pennsylvania, in
Maine, in Florida, where we picked up some land when we bought the facilities, and some in Texas.
One thing I want to stress, that when we do the land and we book it, we put all that money right back into the water system. Now if we were cash positive and not investing what we were getting back in depreciation and earnings, I think that could be challenged by regulators. But we take the money, keep it right in that same state and put it right back into infrastructure. But it’s – rather than going to the stock market to sell shares to pay for it, that’s new equity that we just put right back in the system.
Q:	Just regards to the slide about social environment responsibility, I’m wondering if you have any plans to do any increased disclosure about the social environmental issues that I’m sure you face, as far as consumer backlash or political backlash on these rate increases, which you’re very happy with, but fixed income people and lower income people probably aren’t too pleased with that and I’m sure they call their politicians about that. And on the environmental side, you run – it’s roughly – you said that fuel costs, wondering about energy efficiency efforts, that type of thing. I haven’t seen any disclosure from you on that and there’s increasing pressure to increase disclosure across the board. I’m wondering if you have plans to do that?
Nick:	Yeah, I’d be glad to. I mean I don’t think there’s anything that borders on need for disclosure. There’s no difference in our trucks than any others and, of course, we try and – we rerouted the routes, we use GPS so that people aren’t driving as many miles, but that’s good for everybody. On the idea of rate, there’s nothing more aired publicly than rates. Nine month process in Pennsylvania. We had seven hearings. We have to put press releases out.
So I don’t know that we can disclose any more than we do. And everybody has an advocate representing them. They can intervene in cases. There’s a – we give the phone number for them to call if you have any complaints. So I really think we are as open as we can be on the rate side. And it’s all regulated.
Dave:	And it’s all public information, yeah.
Q:	Given that you have _____ cap – you’ve mentioned previously that your market cap is more than the rest of the industry on a combined basis and just wondering if you can comment on the implications for RWE and spinning off the water business because that’s going to create a lot of new equity and do you have any concerns about valuation implications for the sector in general?
Nick:	Well, first of all, it’s a different company. It’s probably not as growing as fast. It’s gotten much more into, with the new owners, much more into unregulated activities than it was prior. And when we see the prospectus, we’ll know if they’re growing or not. And I think that’s going to be the difference of what their growth has been versus ours. Obviously, just like a utility that wants to build a new power plant and has to float stock, it competes with everybody else for utility dollars. But I think the American deal, if they go public, versus through the private equity, I think probably be more institutional. We’re still generally a retail stock, 65%. I think they’ll have to almost go institutional. Whether they can do it in one tronch or two, who knows. It’s going to be a pretty big deal, $5-6 million, I think is what they have invested. I don’t know what they’re hoping to get out. I do think, because it’s the water, it has long-term security for an investor that some electrics don’t have with the deregulation and commodity based on their energy, probably will get, I think, will get a higher PE multiple than some of the electrics. And I think that’s what you have to compare it in that niche because it will be a really
$3.5 billion. So probably be slightly larger. When they left the market, they were five times our size. I think they’re coming back onto the market maybe one and a half times our size. So it’s a big difference juxtaposing the two positions. I think, however, because of the way it’s been run and the fact that they have to regroup a little bit – it’s a year and half now for regulatory process probably and then going public and so on – that I think you’re going to see Sarbanes-Oxley, which they didn’t have to go through and so on. I think there’ll be a lot of disclosure and I think you have to take a look at what their growth and their model has been. And I think the PE will come out of that. We’re comfortable comparing our benchmarks to theirs or anybody else in the water industry.
And I think that’s what we bank on, that we’re going to outperform everybody and therefore get a premium.
Q:	Just wondering if you could speak to the weather situation that we’re seeing now. I know that Texas has been very dry and Florida has as well and if you see any sort of response from the districts in each of those regions in terms of when they put on caps, water usage and that sort of thing and areas that you might be worried about versus others that you think are in good shape.
Nick:	Well, one of the benefits of diversifying our geographic was exactly that. Texas, as a matter of fact, we were almost so dry we were worried about drought and they’ve had some pretty big rains in the last couple months. So it’s taken that threat away. Florida has had a good winter. Our Florida numbers are up. Pennsylvania was so-so in the first – and New Jersey – and that’s 50% of the company. So it helps balance but not 100%. It’s not like we have the exact number of customers in each area. So Pennsylvania, New Jersey, which is our Mid-Atlantic grouping our companies, doesn’t have a great quarter because of weather. That really biases it, but not as much as it used to when we were only in one state. The difficult thing when we start looking at with first call in quarter to quarter
– I mean I wish I knew how to predict the weather tomorrow, let alone three months, six months, nine months out.
And that could be a penny to two in any quarter, from a standpoint of a very bad winter or very good winter and so
on. But it would have been worse in our first quarter had we not had Texas and Florida, because Pennsylvania didn’t do so well. Now if Pennsylvania has a good summer and the rest have bad summers, that will mask that. So it does give you that advantage and probably smoothes that maybe two to three cents down to one to two cents variance.
Unless we had a nationwide storm or nationwide drought.
Q:	Nick, unions in Philadelphia have gotten a lot of press because of the Comcast Building that’s going up. I was wondering if you could maybe talk to your labor relations, what states do you see having the most unions, kind of how you deal with that?
Nick:	Sure. Well, just a side note. I was with the mayor yesterday and I asked him what’s the number one thing he’s getting calls on because I’m helping with the convention center expansion . And he said, “Waterless toilet.” The
Comcast Building wants to put in waterless toilets and the unions don’t want to let them have waterless toilets because you don’t need plumbers. So the solution is they’re going to put in regular toilets and waterless toilets.
And so that’s how the unions got their won(?). The organized labor, in general, in this country, because of globalization, is facing all kinds of risk to what has been their more insular approach at negotiations. You’re seeing that with Delphi and General Motors and Ford and all the big companies. Fortunately, we don’t have the legacy costs of some of the old manufacturing costs because we’ve always been a little bit more – because we’re publicly regulated, because we compare ourselves more to the public sector than the private sector – we’ve been able to keep labor rates reasonable and pensions reasonable and so on. Having said that, we started three years ago realizing the wave was coming on the sense of legacy costs. And changed our healthcare plans to the HMOs, to the self-funded, in our case and that saved us some dollars. I think we were still up 6, 7% last year, but not the 15,
20% year of healthcare. We’re asking all our employees, including the union -- and this is a big deal -- to pay into the fund, up to 20%. We’re moving them all up on different rates. And that might be a strike issue. If it is, it is. I think it’s that important from a standpoint of everybody has to be equal in our company. I mean I pay 22%,
I’m not asking them to do that, but they should pay at least 10, 15, 20. But when you start from zero, it’s all weighed against salaries. And if you really look at it, salaries have been hurt with organized labor because businesses have had to give more on the other two, the healthcare and the other and it all ends up – and the pension all ends up in one package. We started with all our unions, not giving defined benefit pension plans to new employees. That started the last contract and retiree health is also being eliminated now. So I think we’ve captured the legacy costs among a defined number of employees. We have about 400 and so union employees of the,
500, of about the 1,800 employees. So it’s not the – it’s a minority of the employees and now, as new employees come in – and I bet you it’s about 20% of our union members are new already, in the last three years – it works its way out and I think we’re going to put – it’s one of the new Fasby(?) rules we have to put an exact number based on assumptions 30 years from now. And we’ll put that number in – I don’t know if it’s going to be our first quarter Q or not. But we’re working on that as we speak. We haven’t gotten to the step yet, Ikie(?), that we’re going to say that we’re going to freeze all pensions, but that could be a possibility. We’re hearing which company? Alcoa did it, IBM is doing it, GE and so on. I think they have much bigger legacy costs than we do. But we’re going to have to look at it and if that’s what it takes to keep within the realm, because the regulators shouldn’t be paying us for benefits or any better than anybody else.
Q:	Just a couple more questions and since you’ve made a significant amount of capital investments since the last equity offering, and with the return about to begin to pay off for you, I’m assuming that you’re not going to need to sell any additional shares in the near-term. I’m just wondering what your outlook for that would be and just secondly, oftentimes people look at insider ownership and so forth, things like that. You, obviously, the management team has a significant amount of options at lower prices and you, from time to time, you’ve been had to sell some shares, obviously. And I’m just wondering if you could talk about your philosophy about insider ownership and so when people look at the exercise of options and the sale, exactly what should people be thinking about that?
Nick:	Well, I’ve never sold, personally, never sold a share of stock. I’ve exercised options under what they call 10B5, some plan. So you never know when they’re sold at certain times, so you’re not judging it around earnings or anything of that sort. And most of those sales were based on the investing of 10 years and if you lose them, if you wait to 10 years, one day, you lost all of it and obviously, I’m not an idiot, so I did do some exercising last year. I guess a couple other people did. But they’re not selling their own shares. As a matter of fact, the opposite, we were still all buying under the employee stock purchase plan. I don’t know if we’re still over one, one and half percent, but I know still 75% of my net worth is in the company. I truly believe in it. I look at this as a long-term hold. I hope my kids are going to have it and their kids are going to have it. That’s why dividends are important. And we used options, Doug, was interesting, early on. Our option – when you look at the high tech firms back in the late ‘90s, they were issuing 10% of their float in options. I don’t know. We stuck to the rules, never more than one percent, feeling more will get exercised in five years so you’ll never have more than 5% of our shares outstanding. We’ve been issuing at the pace of about .5%.
Dave:	Yes.
Nick:	If you look at all our total outstanding options, including mine and Dave’s, it’s less than 3% float of the company. So we’re not overburdened, but what we did is we push it down further than most companies. Towers Kearn(?)
did our study, they couldn’t believe how far down in the organization we’d go. And I encourage employees – the manager of one of our waste water plants – if they need to buy a car and they can exercise options, that’s what it’s there for. It’s an augment to their salary. And it forces them to watch shareholder value. So in the old days in the utility business it was a cost plus business. When I was at PECO. Me first, I’m the employee and what’s the difference? The company gets it back in rates, versus, hey, if we don’t spend it here and put it into this new plant, the shareholder will benefit, plus the company will be better off. And I think that philosophy changes when people get options.
Q:	—
Nick:	Yes, I think we’re going to need an equity offering this year. First of all, if we do one of these acquisitions I had mentioned earlier for sure, because it will be a fairly amount – big amount of capital. Probably in the million to two million range, Dave. So it’s not an abnormal. We didn’t do one last year. We did one the year before. That’s just keeps the capital. Thanks. We do, though, if you look at our five years, when you do your financial drilldown, you’ll see that we’re internally generating more of our spend each year, which is good news. Still spending more than we – in capital, than we’re taking in and depreciation cash flow, depreciation in net income. But much lesser amount, even though we’re increased capital spend 16% compounded. That’s a good situation to be in. I mean some day we may actually be cash positive. Not probably while I’m still Chairman, but it could happen. At which point, then we’ll start generating cash. It’s not a bad thing to do, it’s just that the need isn’t there yet. Any other questions? We appreciate all the time you gave us. Thank you very much.

END